DEMAND REVOLVING LINE OF
                             CREDIT PROMISSORY NOTE

$1,250,000.00                                           Worcester, Massachusetts
                                                        February 27, 2001


     For value received, MATEC CORPORATION a Maryland corporation duly qualified to do business in the Commonwealth of Massachusetts and VALPEY FISHER CORPORATION a Massachusetts corporation, each having an address of 75 South Street, Hopkinton, Massachusetts (collectively the "Borrowers" and each a "Borrower") hereby jointly and severally promise to pay to the order of FIRST MASSACHUSETTS BANK, N.A., (together with its successors, assigns and any future holder hereof, the "Bank"), ON DEMAND at the office of the Bank located at 370 Main Street, Worcester, Massachusetts, or at such other address as the Bank may designate, the principal sum of One Million Two Hundred Fifty Thousand and 00/100 ($1,250,000.00) Dollars or the aggregate principal amount of all advances made by the Bank to either or both the Borrowers hereunder, whichever is less, together with interest on the unpaid principal balance thereof at the rate or rates of interest established, calculated and adjusted from time to time in accordance with the provisions set forth below, all in lawful money of the United States and in immediately available funds in the manner set forth below.

     This Note evidences the Borrowers' indebtedness under a line of credit with the Bank (the "Line of Credit"). Subject to and in accordance with the terms and conditions set forth in this Note and in the Loan Agreement (as hereafter defined), the Borrowers may borrow, repay and reborrow under the Line of Credit.

     This Note has been executed and delivered subject to the following additional terms and conditions:

     1. VARIABLE INTEREST RATE.

          (a) Subject to the designation of a different rate index by the Borrowers as provided below, advances outstanding under this Note shall bear interest at a fluctuating rate per annum equal to the Variable Reference Rate (as hereafter defined) plus one and four tenths (1.4%) percent per annum (the "Variable Interest Rate"). The Variable Interest Rate shall change automatically and simultaneously, without further notice, upon changes in the Variable Reference Rate.

          (b) Variable Reference Rate as used herein shall be the thirty (30) day LIBOR (London Interbank Offering Rate) as published in the WALL STREET JOURNAL. The Variable Reference Rate is a reference index and does not necessarily represent the lowest or best rate being charged to a customer.

          (c) In the event the thirty (30) day LIBOR is no longer published or no longer available as a reference rate, then the Bank may adopt, upon notice to the Borrowers, a new Variable Interest Rate for purposes of this Note.

     2. INTEREST RATE OPTIONS. On the terms and subject to the conditions set forth herein, Borrowers shall be able to select, from one of the following Rate Options, an interest rate which will be applicable to a particular dollar increment of amounts outstanding, or to be disbursed, under this Note. All principal amounts outstanding, from time to time, for which none of the Rate Options are applicable, shall bear interest at the Variable Interest Rate. The following Rate Options are available to the Borrowers:

          (a) 30 DAY LIBOR RATE which is a per annum rate of interest equal to the 30 day LIBOR Rate as hereafter described plus a margin of 1.5 percentage points. For purposes of this Note, 30 Day LIBOR Rate shall mean as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the London Interbank offered Rate as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to an interest period of 30 days which appears on the Telerate page 3750 as of 11:00 a.m. London time on the date that is two London Banking Days preceding the first day of such LIBOR Advance; provided however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO page on that service for the purpose of displaying such rates) as of 11:00 a.m. (London Time) on the day that is two (2) London Banking Days prior to the beginning of such interest period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city. Interest based on this Rate Option will be fixed (a "Fixed Rate Option") for 30 days (the "Interest Period"), in any case extended to the next succeeding business day when necessary, beginning on a borrowing date, conversion date or expiration date of the then current Interest Period.

          (b) 60 DAY LIBOR RATE which is a per annum rate of interest equal to the 60 day LIBOR Rate as hereafter described plus a margin of 1.5 percentage points. For purposes of this Note, 60 Day LIBOR Rate shall mean as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the London Interbank offered Rate as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to an interest period of 60 days which appears on the Telerate page 3750 as of 11:00 a.m. London time on the date that is two London Banking Days preceding the first day of such LIBOR Advance; provided however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a


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     period substantially equal to the interest period on the Reuters Page
     "LIBO" (or such other page as may replace the LIBO page on that service for the purpose of displaying such rates) as of 11:00 a.m. (London Time) on the day that is two (2) London Banking Days prior to the beginning of such interest period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city. Interest based on this Rate Option will be fixed (a "Fixed Rate Option") for 60 days (the "Interest Period"), in any case extended to the next succeeding business day when necessary, beginning on a borrowing date, conversion date or expiration date of the then current Interest Period.

          (c) 90 DAY LIBOR RATE which is a per annum rate of interest equal to 90 Day LIBOR Rate as hereafter described plus a margin of 1.5 percentage points. For purposes of this Note, 90 Day LIBOR Rate shall mean as applicable to any LIBOR Advance, the rate per annum (rounded upward, if necessary, to the nearest 1/32 of one percent) equal to the London Interbank offered Rate as determined on the basis of the offered rates for deposits in U.S. dollars, for a period of time comparable to an interest period of 90 days which appears on the Telerate page 3750 as of 11:00 a.m. London time on the day that is two London Banking Days preceding the first day of such LIBOR Advance; provided however, if the rate described above does not appear on the Telerate System on any applicable interest determination date, the LIBOR rate shall be the rate (rounded upwards as described above, if necessary) for deposits in dollars for a period substantially equal to the interest period on the Reuters Page "LIBO" (or such other page as may replace the LIBO page on that service for the purpose of displaying such rates) as of 11:00 a.m. (London Time) on the date that is two (2) London Banking Days prior to the beginning of such interest period. "Banking Day" shall mean, in respect of any city, any date on which commercial banks are open for business in that city. Interest based on this Rate Option will be fixed (a "Fixed Rate Option") for 90 days (the "Interest period"), in any case extended to the next succeeding business day when necessary, beginning on a borrowing date, conversion date or expiration date of the then current Interest Period.

     3. RATE OPTION TERMS AND CONDITIONS. The following additional provisions concerning Rate Options are a part of this Note:

          (a) SECTION OF RATE OPTIONS. Provided no Event of Default (as defined in the Loan Agreement hereafter described) exists and no Demand for payment has been made, Borrowers may request (a "Rate Request") that a $100,000.00 increment or any amount in excess thereof (an "Increment") of the outstanding principal of, or amounts to be disbursed under, this Note bear interest at one of the Rate Options provided in paragraph 2. Borrowers may make this Rate Request by telephonic notice, however no later than 10:0 AM PDT three (3) business days prior to the effective date of the Rate Request to permit Bank to quote the rate requested.


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

          (b) APPLICABLE INTEREST RATE. Borrowers' Rate Request will become effective, and interest on the increment designated will be calculated at the rate (the "Effective Rate'), which Borrowers requested, for the applicable Interest Period, subject to the following:

               (1) Notwithstanding any Rate Request, interest shall be calculated on the basis of the Variable Interest Rate if (i) Bank, in good faith, is unable to ascertain the Requested Rate Option by reason of circumstances then affecting the applicable money market or otherwise, (ii) it becomes unlawful or impracticable for Bank to maintain loans based upon the requested Rate Option, or (iii) Bank, in good faith, determines that it is impracticable to maintain loans based on the requested Rate Option because of increased taxes, regulatory costs, reserve requirements, expenses or any other costs or charges that affect such Rate Options. Upon the occurrence of any of the events described in this section 3(b)(1), any increment to which a requested Rate Option applies shall be immediately (or at the option of Bank, at the end of the current Interest Period), without further action of Bank or Borrowers, converted to an increment to which the Variable Interest Rate applies.

               (2) Borrowers may have no more than a total of three (3) Effective Rates applicable to amounts outstanding under this Note at any given time.

               (3) A Rate Request shall be effective as to amounts to be disbursed under this Note only if, on the effective date of the Rate Requests, such amounts are in fact disbursed to or for Borrowers' account in accordance with the provisions of this Note and any related loan documents.

               (4) Any amounts of outstanding principal for which a Rate Request has not been made, or is otherwise not effective, shall bear interest until paid in full at the Variable Interest Rate, or the Default Rate, if applicable.

               (5) Any amounts of outstanding principal bearing interest based upon a Rate Option shall bear interest at such rate until the end of the Interest Period therefor, and thereafter shall bear interest based upon the Variable Interest Rate unless a new Rate Request for a Rate Option complying with the terms hereof has been made and has become effective.

          (c) NOTICES: AUTHORITY TO ACT. Borrowers acknowledge and agree that the agreement of Bank herein to receive certain notices by telephone is solely for Borrowers' convenience. Bank shall be entitled to rely on the authority of the person purporting to be a person authorized by Borrowers to give such notice and Bank shall have no liability to Borrowers on account of any action taken by


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

     Bank in reliance upon such telephonic notice. Borrowers' obligations to repay all sums owing under the Note shall not be affected in any way or to any extent by any failure by Bank to receive written confirmation of any telephonic notice or the receipt by bank of a confirmation which is at variance with the terms understood by Bank to be contained in the telephonic notice.

     4. PAYMENT DATES.

          (a) All outstanding principal plus accrued and unpaid interest and all other amounts owing hereunder, shall be due and payable in full on DEMAND.

          (b) Unless Demand is earlier made:

               (i) Interest on all amounts outstanding which bear interest at the Variable Rate shall be payable monthly in arrears on the first Banking Day of each month following the date of this Note and continuing thereafter on the first Banking Day of each succeeding month until the principal balance of this Note shall be paid in full; and

               (ii) Interest on all amounts outstanding which bear interest hereunder based on an Interest Rate Option provided in Paragraph 2 shall be payable in arrears on the first Banking Day following the expiration of the Interest Period applicable to that Option.

     5. LOAN AGREEMENT. This Note has been executed and delivered in accordance with the Loan Agreement which sets forth further rights of the Bank and duties of the Borrowers with respect hereto. Capitalized terms not defined herein which are defined terms in the Loan Agreement shall have the meanings set forth therein.

     6. 360 DAY YEAR/DEFAULT RATE, ADVANCES, COSTS.

          (a) COMPUTATION; DEFAULT RATE. Interest on this Note shall be computed on the basis of a year of three hundred sixty (360) days and actual days elapsed. At any time after the occurrence of an Event of Default the unpaid principal balance of all advances hereunder shall, at the option of the Bank, bear interest at a rate (herein, the "Default Rate") which is four
     (4) percentage points per annum greater than the Variable Interest Rate.

          (b) MAXIMUM RATE. Borrowers shall not be obligated to pay and Bank shall not collect interest at a rate higher than the maximum permitted by law or the maximum that will not subject Bank to any civil or criminal penalties. If for any reason, Borrowers are required, under the provisions of any Loan Document or otherwise, to pay interest at a rate in excess of such maximum rate, the rate of interest under such provisions shall immediately and automatically be reduced to such maximum rate and any payment made in excess of such maximum rate


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     shall be applied to principal outstanding hereunder or, if required by applicable law, shall be returned to Borrowers.

          (c) ADVANCES. The Bank is authorized (but not required) to charge principal and interest and all other amounts due under this Note to any account of a Borrower with the Bank when and as it becomes due. The Bank shall record on the books and records of the Bank an appropriate notation evidencing any advance hereunder, each repayment on account of the principal thereof, and the amount of interest paid; and the Borrowers authorize the Bank to maintain such records and agrees that the amount shown on the Bank's books and records as outstanding from time to time shall constitute the amount owing to the Bank pursuant to this Note, absent manifest error.

          (d) COSTS. The Borrowers further jointly and severally promise to pay all costs, including reasonable attorneys' fees, costs relating to the appraisal and/or valuation of assets and all reasonable costs incurred by the Bank in the preparation or modification of this Note or any other Loan Document or in the collection, defense, preservation, administration, enforcement or protection of this Note or any other Loan Document, or in the exercise of any rights and remedies under the Note and Loan Documents or in any litigation arising out of the transactions of which this Note is a part.

     7. LATE CHARGE AND DISHONORED ITEM FEE.

          (a) Whenever any payment of principal or interest due under this Note shall not be paid within fifteen (15) days of its due date, the Borrowers shall additionally pay as a late charge five percent (5%) of the amount of such payment or $50.00, whichever is greater to defray the extra cost and expense involving in handling such delinquent payment and the increased risk of non-collection.

          (b) Borrowers will pay to the Bank a fee of $22.00 if a Borrower makes a payment on this Note and the check or pre-authorized charge with which the Borrower pays is later dishonored.

     8. PREPAYMENT OF LOANS. This Note may be prepaid in whole or in part without premium or penalty.

     9. OTHER PROVISIONS.

          (a) The Borrowers hereby grant to Bank, a lien, security interest and right of setoff as security for all liabilities and obligations to Bank, whether now existing or hereafter arising, upon and against all deposits, credits and property, of any Borrower now or hereafter in the possession, custody, safekeeping or control of the Bank or any entity under the control of the Bank or in transit to any of them. At any time, without demand or notice, Bank may set off the same or


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     any part thereof and apply the same to any liability or obligation of a
     Borrower even though unmatured.

          (b) THE BANK AND EACH BORROWER IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING HEREAFTER INSTITUTED BY OR AGAINST THE BANK OR ANY BORROWER IN RESPECT OF THIS NOTE OR ARISING OUT OF ANY DOCUMENT, INSTRUMENT OR AGREEMENT EVIDENCING, GOVERNING OR SECURING THIS NOTE, INCLUDING THE AFORESAID AGREEMENT.

          (c) EACH BORROWER ACKNOWLEDGE THAT THE LOAN EVIDENCE BY THIS NOTE IS PART OF A COMMERCIAL TRANSACTION.

          (d) Each Borrower hereby waive diligence, demand, presentment for payment, notice of nonpayment, protest and notice of protest, and notice of any renewals or extensions of this Note, and agree that the time for payment of this Note may be changed and extended at Bank's sole discretion, without impairing their liability hereon, and further consent to the release of all or any part of the security for the payment hereof at the discretion of Bank, or the release of any party liable for this obligation without affecting the liability of the other parties hereto. Any delay on the part of the Bank in exercising any right hereunder shall not operate as a waiver of any such right, and any waiver granted for one occasion shall not operate as a waiver in the event of any subsequent occasion.

          (e) If any provision of this Note shall, to any extent, be held invalid or unenforceable, then only such provisions shall be deemed ineffective and the remainder of this Note shall not be affected.

          (f) This Note shall be the joint and several obligation of each Borrower (if here be more than one) and each provision of this Note shall apply to each and all jointly and severally and to the property and liabilities of each and all, all of which hereby waive diligence, demand, presentment for payment, notice of nonpayment, protest and notice of dishonor, and who hereby agree to any extension or delay in the time for payment or enforcement, to renewal of this Note and to any substitution or release of any collateral, all without notice and without any effect on their liabilities. The rights and remedies of the holder hereof shall be cumulative and not in the alternative, and shall include all rights and remedies granted herein, in any document, instrument or agreement governing, evidencing or securing this Note and under all applicable laws. The provisions of this Note shall bind the heirs, executors, administrators, assigns and successors of each and every Borrower and shall inure to the benefit of Bank, its successors and assigns. This Note shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

          (g) MULTIPLE BORROWERS. Any certificate, instruction, instrument or request executed or made by any Borrower to the Bank including without


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     limitation any Covenant Compliance Certificate or request for advances under any Loan may be relied upon by the Bank and shall be binding upon all Borrowers to the same extent as if they had each separately executed or made it and the Bank may consider and rely on the requests, representations, statements and covenants contained in such certificate, instruction or instrument or request as the representation, statements and covenants of all Borrowers even though executed by less than all of the Borrowers.

     IN WITNESS WHEREOF, the Borrowers have executed this Note, as a sealed instrument on the date first written above.

                                             MATEC Corporation


/s/ Daniel F. Shimkus, Jr.                   By /s/ Michael J. Kroll
-------------------------                       --------------------
Witness

                                             Valpey Fisher Corporation

/s/ Daniel F. Shimkus, Jr.                   By /s/ Michael J. Kroll
-------------------------                       --------------------
Witness


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